State of Delaware
Secretary of State
Division of Corporations
Delivered 02:03 PM 04/21/2009
FILED 01:46 PM 04/21/2009
SRV 090382320 - 3024111 FILE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

CHINA NATURAL GAS, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That by unanimous written consent of the Board of Directors of China Natural Gas, Inc. (the "Corporation") resolutions were duly adopted setting forth a proposed amendment of the Corporation's Certificate of Incorporation, declaring said amendment to be advisable and requesting a majority of the stockholders of the Corporation to give their consent in writing thereto. The proposed amendment amends and restates Article Four of the Certificate of Incorporation of the corporation in its entirety to read as follows:

> "The authorized capital stock of the Corporation shall consist of 45,000,000 shares of common stock, $0.0001 par value ("Common Stock"), and 5,000,000 shares of preferred stock, $0.0001 par value ("Preferred Stock").
>
> Effective April 28, 2009, each issued and outstanding share of Common Stock shall be automatically changed into 0.5 new share of Common Stock (the "Reverse Stock Split"). The Reverse Stock Split shall not change the par value of the Common Stock, nor change the authorized number of shares of Common Stock. Fractional shares shall not be issued, but shall be rounded up to the next whole number."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a majority of the stockholders of said corporation gave their consent in writing to the preceding resolutions in lieu of meeting of stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That said amendments shall become effective on April 28, 2009.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed this 20th day of April, 2009.

By: Qinan Ji

Qinan Ji, Chief Executive Officer